Exhibit 4.1

DATED THE 16TH DAY OF JUNE 2025

CHEN Dongbin

and

LAU Cho

(each as Vendor)

and

SOLOWIN HOLDINGS

(as Purchaser)

Sale and Purchase Agreement

in relation to the 48% issued shares of and in

Tiger Coin (Hong Kong) Limited

Long An & Lam LLP

Rooms 1804-7, 18/F, Wing On House,

71 Des Voeux Road Central,

Hong Kong

Tel: 2877 6608

Fax: 2877 6397

Ref.: L/55219/FC/L/AW/HW

THIS SALE AND PURCHASE AGREEMENT is made on 16 June, 2025

BETWEEN:

(1)	CHEN DONGBIN (陳東濱), holder of People’s Republic of China Passport No.ED3726962 of No. 79, Xiamenluxia, Qiaozhu Xinliao Village, Zhanlong Town, Puning City, Guangdong Province, China (the “Vendor A”);

(2)	LAU CHO (劉草), holder of Hong Kong Identity Card No. P774992(2) of Flat 1305, 13/F, Block A, Dragon Court, No. 6 Dragon Terrace, North Point, Hong Kong (the “Vendor B”);

(Vendor A and Vendor B, collectively as the “Vendors”); and

(3)	SOLOWIN HOLDINGS, an exempted limited liability company incorporated and existing under the laws of Cayman Islands and having its registered office at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (NASDAQ: SWIN) (the “Purchaser”)

(each a “Party” and collectively the “Parties”).

WHEREAS:

(A)	Tiger Coin (Hong Kong) Limited (Business Registration No. 64373104), a company incorporated under the laws of Hong Kong whose registered office is situated at 19H, Maxgrand plaza, No.3 Tai Yau Street, San Po Kong, Kowloon, Hong Kong (the “Company”), is a private company limited by shares incorporated in Hong Kong, with 10,000 issued and outstanding ordinary shares (the “Shares”) as at the date hereof.

(B)	As at the date hereof, (i) Vendor A is the legal and beneficial owner of 2,400 Shares, representing 24% of the total share capital of the Company (on an as-converted and fully-diluted basis) and (ii) Vendor B is the legal and beneficial owner of 2,400 Shares, representing 24% of the total share capital of the Company (on an as-converted and fully-diluted basis).

(C)	Each Vendor A and Vendor B is desirous to sell, and the Purchaser is desirous to purchase certain portion of the Shares on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

“Accounts”	means the audited consolidated accounts of the Company comprising the balance sheet of the Company as at the Accounts Date, the profit and loss account of the Company for the financial year ended on the Accounts Date, the notes thereto and the directors’ and auditors’ reports thereon;

“Accounts Date”	means March 31, 2024;

“Agreement”	means this sale and purchase agreement as originally executed or as it may from time to time be amended and/or supplemented;

“Business Day”	means a day other than Saturday, Sunday or any day on which banks located in Hong Kong are authorised or obligated to close;

“Completion”	means the completion of the sale and purchase of the Sale Shares in accordance with the provisions of this Agreement;

“Completion Date”	has the meaning ascribed to it under Clause 4.1;

“Disclosed”	means disclosed in the Disclosure Documents or disclosed elsewhere in this Agreement;

“Disclosed Documents”	means the documents (including correspondence and information) made available by or on behalf of the Vendor or the Company for inspection by or on behalf of the Purchaser (including Purchaser’s agents and advisors) in relation to or connected with the Company and its businesses for the purposes of this Agreement;

“Encumbrance”	means any right to acquire, option, right of pre-emption, voting arrangement, mortgage, charge, pledge, bill of sale, lien, deposit, hypothecation, assignment, or any other encumbrance, priority or security interest, or arrangement or interest under any contract or trust, or any other third party interest of whatsoever nature;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HKFRS”	means the financial reporting standards adopted by the HKICPA and its successors;

“HKICPA”	means the Hong Kong Institute of Certified Public Accountants;

“Information Technology”	means the computer systems, communications systems (other than public communications networks), Software, hardware, devices and websites which are owned or used by the Company;

“IRD”	means the Inland Revenue Department of Hong Kong;

“Management Accounts”	means the management accounts of the Company for the period from April 01, 2024 to March 31, 2025;

“Purchase Price”	has the meaning ascribed to it under Clause 2.1;

“Purchaser’s Warranties”	means the representations and warranties set out in Clause 6.2;

“Sale Shares”	has the meaning ascribed to it under Clause 2.1;

“Shareholders Agreement”	means a shareholders agreement to be entered into among ZHU Wei, the Purchaser and the Company;

“Software”	means all source code, object code, computer programs, application programs, algorithms, processes, flow charts, formulae, electronic files, libraries, scripts, toolkits, data structures, and programming instructions;

“Solowin Shares”	means Class A ordinary shares in the Purchaser;

“Tax”	means all forms of taxation, withholdings, duties, imposts, levies, social security contributions and rates imposed, assessed or enforced by any local, municipal, governmental, state, federal or other body or authority in Hong Kong or elsewhere, in all cases being in the nature of taxation, and any related interest, penalty, surcharge or fine;

“Tax Authority”	means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax whether in Hong Kong or elsewhere;

“Transaction Documents”	means this Agreement, the Shareholders Agreement and other related documents to be entered into (if any);

“USD”	means United States Dollars, the lawful currency of the United States;

“Vendor’s Warranties”	means the representations and warranties set out in Schedule 1; and

“Zhu Wei”	means ZHU Wei (朱唯), being a shareholder and the sole director of the Company at the time hereof.

1.2	In this Agreement, unless the context otherwise requires:

(i)	all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa;

(ii)	headings are included for convenience only and shall not affect the construction and interpretation of any provision of this Agreement;

(iii)	the terms “include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”;

(iv)	general words shall not be given a restrictive meaning because they are preceded or followed by particular examples;

(v)	references to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, including any common or customary law, constitution, code, ordinance, statute or other legislative measure, as well as any regulation, rule, treaty, order, decree, or judgment; and “lawful” shall be construed accordingly;

(vi)	references to this Agreement include the recitals and the schedules which form an integral part hereof. A reference to any Clause or Schedule is, unless otherwise specified, to such Clause of, or Schedule to, this Agreement. The words “hereof,” “hereunder” and “hereto,” and words of like import, refer to this Agreement as a whole and not to any particular Clause hereof or Schedule hereto. A reference to any document (including this Agreement) is to that document as amended, consolidated, supplemented, novated, or replaced from time to time;

(vii)	if a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day; and

(viii)	the expressions “Vendor” and “Purchaser” shall, where the context permits, include their respective successors and personal representatives.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	Sale Shares. Each of Vendor A and Vendor B shall sell to the Purchaser, and the Purchaser shall purchase from each of Vendor A and Vendor B at a purchase price of USD3,750,000 (the “Purchase Price”), for 2,400 issued and outstanding ordinary shares in the Company and being a portion of the Shares (collectively, the “Sale Shares”) free from any Encumbrances together with all rights now and hereafter attaching thereto, including, but not limited to, all dividends or distributions which may be paid, declared or made in respect thereof at any time on or after Completion Date.

3.	CONSIDERATION

3.1	Payment of Purchase Price. In consideration of the sale by Vendor A and Vendor B of the Sale Shares to the Purchaser, the Purchaser shall pay each of Vendor A and Vendor B the Purchase Price upon Completion. The payment of the Purchase Price by the Purchaser shall be made by way of issuing 3,750,000 Solowin Shares to each of Vendor A and Vendor B, and such issuance shall be a complete discharge of the Purchaser’s obligation to pay the Purchase Price under this Agreement.

3.2	No Deductions. All payments by the Purchaser to the Vendor pursuant to this Agreement (including the Purchase Price) or any matters under this Agreement shall:

(a)	exclude any Tax which may from time to time be imposed or charged by any Tax Authorities on or calculated by reference to the amount of the Purchase Price; and

(b)	not be subject to any right of set-off and shall be free from any deduction or Tax that may otherwise be required under the laws of Hong Kong or any other country including, without limitation, any deduction of withholding taxes, bank charges, claims and other costs and expenses.

4.	COMPLETION

4.1	Time and Place of Completion. Completion shall take place on or before 20 June 2025 or such other date and time as the Parties may otherwise agree in writing (the date on which the Completion actually occurs, the “Completion Date”) at a place mutually agreed by the Parties.

4.2	Conditions Precedent. The obligation of a Party to consummate the Completion is subject to the fulfillment prior to or contemporaneously with the Completion of the following conditions (unless otherwise waived by such Party in writing):

(a)	On the part of Vendor A and Vendor B, each of the Purchaser’s Warranties remain true and accurate and not misleading between the date of this Agreement and such Completion;

(b)	On the part of the Purchaser,

(i)	each of the Vendor’s Warranties remain true and accurate and not misleading between the date of this Agreement and such Completion; and

(ii)	Vendor A and Vendor B have jointly and severally provided to the Purchaser a copy of the written resolutions of the board of directors of the Company approving:

(A)	the transactions contemplated under this Agreement;

(B)	the transfer of the Sale Shares from the Vendor A and Vendor B to the Purchaser pursuant to this Agreement and the entry of the name of the Purchaser in the register of members of the Company in respect thereof;

(C)	the execution, delivery and performance of the Shareholders Agreement by the Company; and

(D)	the execution and delivery of relevant share certificate(s) to the Purchaser in respect of the Sale Shares.

(c)	The sale and purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement; and

(d)	The Shareholders Agreement is entered into by the Company, Zhu Wei and the Purchaser simultaneously in accordance with this Agreement.

4.3	Simultaneous Actions at Completion. Subject to the satisfaction (or, where permissible, waiver) of the conditions set forth in Clause 4.2, at Completion:

(a)	Purchaser’s Obligations. The Purchaser shall pay the Purchase Price (or cause the Purchase Price to be paid) to each of Vendor A and Vendor B in accordance with Clause 3.1.

(b)	Vendors’ Obligations. Each of Vendor A and Vendor B shall deliver, or procure to be delivered, to the Purchaser:

(i)	bought and sold notes and instrument of transfer in respect of the respective portion of the Sale Shares in favour of the Purchaser duly signed by it as the transferor, and such other documents as may be required to give a good and effective transfer of title of the respective portion of Sale Shares to the Purchaser and to enable the Purchaser to become the registered holder thereof;

(ii)	the Shareholders Agreement duly signed by Zhu Wei and the Company; and

(iii)	a certified true copy of the duly passed board resolutions as set out in Clause 4.2(b)(ii) (if not already provided).

4.4	Postponement of Completion. If any of the conditions set forth in Clause 4.2 are not complied with or otherwise waived, any Party may, in its absolute discretion, elect to:

(a)	postpone the Completion (and so that the provisions of Clause 4.3 shall apply to the Completion as so postponed); or

(b)	proceed to such Completion so far as practicable (without prejudice to their rights, claims and remedies under this Agreement).

5.	POST-COMPLETION OBLIGATIONS

5.1	New Share Certificate. The Vendors shall jointly and severally cause the Company to enter the name of the Purchaser in the register of members of the Company as a holder of the Sale Shares, and deliver to the Purchaser (a) a copy of such updated register of members evidencing the ownership of Sale Shares and (b) a new share certificate in respect of the Sale Shares.

5.2	Stamp Duty Responsibility. Vendor A and Vendor B on the one hand and Purchaser on the other hand shall be equally responsible for the payment of the stamp duty arising from the transfer of the Sale Shares from the Vendor to the Purchaser pursuant to this Agreement payable to the IRD (“Stamp Duty”) and arranging for the calculation, stamping, and payment of the Stamp Duty to the IRD within the timeframe stipulated by the IRD regulations.

5.3	Indemnification of Tax and other liabilities. The Vendors hereby, jointly and severally, unconditionally and irrevocably, agree, covenant with and undertake to indemnify and keep indemnified the Company and the Purchaser against:

(a)	any claim falling on the Company for any Tax resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any event on or before the Completion Date whether alone or in conjunction with other circumstances and whether or not such taxation is chargeable against or attributable to any other person, together with any legal, accountancy and other costs, charges and expenses incurred in connection therewith; and

(b)	any other liabilities or indebtedness of the Company incurred other than in the ordinary course of business on or before the Completion Date.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Vendor’s Warranties. The Vendors, jointly and severally, represent and warrant to the Purchaser the statements set out in Schedule 1 of this Agreement are true and accurate and not misleading as of the date of this Agreement and will be true and accurate at Completion as if they had been repeated at Completion.

6.2	Purchaser’s Warranties. The Purchaser represents and warrants to each of Vendor A and Vendor B the statements set out in this Clause 6.2 are true and accurate and not misleading as of the date of this Agreement and will be true and accurate at Completion as if they had been repeated at Completion:

(a)	it is a company duly incorporated, organized and validly existing under the laws of its country of incorporation;

(b)	the execution, delivery and performance of this Agreement by it has been duly authorized;

(c)	the Purchaser has full right and authority to enter into and perform its obligations under this Agreement and any agreement entered into by the Purchaser pursuant to the terms of this Agreement on the terms and conditions hereunder and this Agreement, when executed, represents legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms;

(d)	its representative whose signature is affixed to this Agreement has full capacity and authority to bind the Purchaser to the terms hereof;

(e)	all corporate action on the part of the Purchaser necessary for the authorization, execution, delivery of, and performance of all obligations of the Purchaser under this Agreement have been properly taken;

(f)	no consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or any other person (other than the approvals of the board of directors or shareholders of the Purchaser, if applicable) is required in connection with the execution, delivery, and performance by the Purchaser of this Agreement;

(g)	the entry into and/or performance of the Purchaser’s obligations under this Agreement does not and will not violate (i) any law or regulation or any order, decree, or judgment of any court or any governmental authority or regulatory authority in any jurisdiction to which the Purchaser is a party or the Purchaser is subject, (ii) any agreement, instrument, or document to which the Purchaser is a party or which is binding on the Purchaser or Purchaser’s assets or undertaking, or (iii) (if the Purchaser is a company) any provision of the Purchaser’s constitutional documents;

(h)	no order for bankruptcy, winding-up, liquidation, judicial management, or similar events has been made or petition presented against the Purchaser, nor has any person threatened to present such an order or petition; and

(i)	the Solowin Shares to be allotted and issued to Vendor A and Vendor B in accordance with Clause 3.1 shall be allotted and issued fully paid free from all Encumbrances.

6.3	Separate Warranties. The representations and warranties provided in this Clause 6 shall be separate and independent of each other and shall continue in full force and effect notwithstanding Completion.

6.4	Disclaimer of Warranties. Except as expressly set forth in this Clause 6 and to the maximum extent permitted by law, each Party expressly disclaims all representations and warranties, whether express, implied, statutory, or otherwise, in connection with this Agreement.

7.	CONFIDENTIALITY

7.1	Definition of Confidential Information. The term “Confidential Information” shall mean all proprietary, confidential, or non-public information of a disclosing Party in any respect or held by the disclosing Party under an obligation of confidentiality to a third party, which may be disclosed from one Party to the other Party during the negotiation or performance of this Agreement. Confidential Information shall include the terms of this Agreement as well as any proprietary or confidential information in relation to the Company. Information shall not be considered Confidential Information to the extent such information:

(a)	is known by the receiving Party at the time of its receipt from the disclosing Party not through a prior disclosure by the disclosing Party, as established by documentary evidence;

(b)	at the time of its receipt is, or thereafter becomes, generally available to and known by the public through no act or omission of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a third party who is lawfully permitted to do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)	is developed by the receiving party independently of and without use of the Confidential Information received from the disclosing Party, as established by documentary evidence.

7.2	Non-Disclosure and Non-Use Obligations. A Party receiving Confidential Information of the other Party shall (a) maintain such Confidential Information in confidence to the same extent that it maintains the confidentiality of its own Confidential Information, (b) not disclose such Confidential Information to any third party without the prior written consent of the disclosing Party, and (c) not use such Confidential Information for any purpose other than the exercise of a Party’s rights or performance of a Party’s obligations under this Agreement. The provisions in this Clause 7 shall remain in effect notwithstanding the termination or expiry of this Agreement.

7.3	Permitted Disclosure of Confidential Information. The provisions of Clause 7.2 shall not prevent a Party from disclosing Confidential Information if such disclosure:

(a)	is made to a Party’s agents, legal or financial advisers, accountants or consultants who reasonably require such disclosure on a need-to-know basis and who are bound to it by obligations of confidentiality and non-use no less stringent than the obligations between the Parties hereunder; or

(b)	is required to be disclosed by law, subpoena, or court order, provided that, to the extent permitted by the applicable law, notice is promptly delivered to the other Party in order to provide such Party a reasonable opportunity to challenge or limit the disclosure obligations, and that any such disclosure made by the disclosing Party is limited to the extent required by law or court order.

8.	NOTICES

8.1	Any notice or demand to be given, made or served by either Party under this Agreement shall be in writing and may be (a) delivered to the relevant Party by hand or courier, or (b) sent by prepaid, registered or certified mail to the address of that Party set out below, or (c) sent by email (or at such other address or to such other email as shall have previously been notified to the other Party for the purposes of this Clause 8.1):

To the Vendors:

CHEN Dongbin

Address	:	No. 1, Daping Road, Village 1, Longgang District, Shenzhen, China
E-mail:	:	info@tigercoin.com

LAU Cho

Address	:	Flat 1305, 13/F, Block A, Dragon Court, No. 6 Dragon Terrace, North Point, Hong Kong
E-mail:	:	info@tigercoin.com

To the Purchaser:

SOLOWIN HOLDINGS

Address	:	8505B-8506A, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong
Attention	:	Ling Ngai Lok
E-mail	:	peter@spw.com.hk

8.2	Any notice or demand so given, made or served shall be deemed to have been duly given, made or served as follows:

(a)	in the case of delivery by hand or courier, when delivered; or

(b)	if sent by prepaid, registered or certified mail, five (5) days after such mail having been sent;

(c)	if sent as an email, at the time that the email is received and accepted by the recipient’s server, provided that in each case where delivery by hand or courier or by email occurs after 5 pm on a Business Day or on a day that is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

9.	GOVERNING LAW AND DISPUTE RESOLUTION

9.1	This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong without regard to the principles of conflicts of laws thereunder.

9.2	The Parties agree to negotiate in good faith to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, including the validity, invalidity, breach, or termination thereof (“Dispute”). If the negotiations do not resolve the Dispute to the reasonable satisfaction of the Parties within thirty (30) days, the following subsection (a) and (b) shall apply.

(a)	Any Disputes shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be one to be jointly appointed by the Parties. If the Parties fail to agree on or appoint an arbitrator within 14 days of the notice of arbitration, the HKIAC shall appoint such arbitrator. The seat of arbitration shall be Hong Kong and the arbitration proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this section, including the provisions concerning the appointment of the arbitrator, the provisions of this section shall prevail. The arbitration award shall be final and binding on the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(b)	Any Party to the Dispute shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, if possible or if available. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed, except with respect to the part in dispute and under adjudication.

10.	MISCELLANEOUS

10.1	Further Assurance. Each Party shall give such further assurance, provide such further information, take such further actions, and execute and deliver such further documents and instruments as are, in each case, within its power to give, provide, and take so as to give full force and effect to the provisions of this Agreement.

10.2	Expenses. Each Party shall bear its own costs and expenses (including legal costs) incurred in the preparation, negotiation, and execution of this Agreement and all related transactions contemplated hereunder.

10.3	Continuing Effect. Each provision of this Agreement shall continue in full force after Completion, except to the extent that a provision has been fully performed on or before Completion.

10.4	No Third Party Rights. Save for the Company in respect of Clause 5.3, no person who is not a party hereto or its permitted assignee shall be entitled to enforce any right or term of this Agreement pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong).

10.5	Assignment. This Agreement shall be binding on and enure for the benefit of the successors of the Parties, but no Party will be entitled to assign, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights or obligations under this Agreement without the prior written consent of the other Party. Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of this Clause 10.5 is void.

10.6	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or understandings, both oral and written, between the Parties relating to the subject matter hereof. All such previous agreements, arrangements or understandings (if any) shall cease and determine with effect from the date hereof. No Party has entered into this Agreement in reliance upon, and it will have no remedy in respect of, any warranty, misrepresentation, representation, or statement (whether made by another party or any other person and whether made to another party or any other person) which is not expressly set out in this Agreement, and no Party will have any remedy in tort (including negligence). Nothing in this Clause 10.6 will be interpreted or construed as limiting or excluding the liability of any person for fraud or fraudulent misrepresentation.

10.7	Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument executed by each of the Parties. For the avoidance of doubt and notwithstanding the provision of Clause 5.3, no consent from the Company is required for any amendment, modification, or supplementation of this Agreement.

10.8	Waiver. No waiver of any term or right in this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving Party. No failure or delay by a Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

10.9	Cumulative Remedies. The rights and remedies herein provided shall be cumulative and not exclusive of any rights, powers, or remedies provided at law or in equity.

10.10	Independent Contractors. Nothing in this Agreement and no action taken by the Parties in connection with it will create a partnership or joint venture between the Parties or give any Party authority to act as the agent of or in the name of or on behalf of another Party or to bind another Party or to hold itself out as being entitled to do so.

10.11	Severability. If any provision contained in this Agreement shall for any reason be determined to be partially or wholly invalid, illegal, or unenforceable by any court of competent jurisdiction, such provision shall be of no force and effect to the extent so determined, but the invalidity, illegality, or unenforceability of such provision shall have no effect upon and shall not impair the validity, legality, or enforceability of any other provision of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use their best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the Parties’ intent in entering into this Agreement.

10.12	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

10.13	Independent Legal Advice. Each Party has been advised to seek legal advice to understand the nature and effect of this Agreement and hereby confirms that such Party fully understands the nature and effect of this Agreement.

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[Schedule and Signature page to follow]

Schedule 1 – Vendor’s Warranties

1.	GENERAL

(a)	All material information and descriptions provided in the Disclosure Document, Schedules or elsewhere in this Agreement are true, accurate in all material respects, and not misleading in any material respect.

(b)	All information relating to the Company which could materially and adversely affect the value of its property, business, or undertaking of the Company, or the value of the Shares has been Disclosed.

(c)	All copies of documents supplied by or on behalf of the Vendor to the Purchaser or Purchaser’s agents and advisors are complete and accurate copies of the originals.

(d)	The Vendor has full right and authority to enter into and perform the Vendor’s obligations under this Agreement and any agreement entered into by the Vendor pursuant to the terms of this Agreement on the terms and conditions hereunder and this Agreement when executed represents legal, valid and binding obligations of the Vendor enforceable against the Vendor in accordance with its terms.

(e)	No consent, approval, order or authorisation of, or registration, qualification, designation, declaration or filing with, any governmental authority or any other person is required in connection with the execution, delivery and performance by the Vendor of this Agreement.

(f)	The entry into and/or performance of the Vendor’s obligations under this Agreement does not and will not violate (i) any law or regulation or any order, decree or judgment of any court or any governmental authority or regulatory authority in any jurisdiction to which it is a party or which it is subject, or (ii) any agreement, instrument or document to which the Vendor a party or which is binding on the Vendor or on the Vendor’s assets or undertaking.

(g)	No order for bankruptcy or similar events has been made or petition presented against the Vendor or has any person threatened to present such an order or petition.

2.	CORPORATE MATTERS

(a)	The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of its place of incorporation. The Company has the corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted and proposed to be conducted.

(b)	The copy of the current articles of association of the Company that has been provided as part of the Disclosed Documents is accurate and complete in all respects. There are no, and there shall not be any, restriction on the transfer of the Sale Shares, whether conferred by the current articles of association of the Company or otherwise.
(c)	The information set out in the Recitals is true and accurate in all respects.

(d)	The Vendor is the beneficial owner of the respective portion of the Sale Shares, free and clear of any lien, charge or encumbrance. The Company has not exercised any lien over any of its issued shares and there is outstanding no call on any of the Shares and all of the Shares are fully paid.

Schedule 1 to SPA

(e)	The statutory books, minute books, and register of members of the Company have been properly and accurately kept and maintained in all material respects and contain full and accurate records of all resolutions passed by the Directors and the Shareholders of the Company and all issuances and transfers of Shares or other securities of the Company.

3.	AUTHORISATION AND VALIDITY OF TRANSACTIONS

(a)	The Company has the corporate power and authority to execute, deliver, and perform its obligations under the Transaction Documents. All necessary corporate actions on the part of the Company for the authorization, execution, delivery of and the performance of all obligations of the Company under the Transaction Documents has been properly taken and documented. The Company’s representative whose signature is affixed to this Agreement has full capacity and authority to bind it to the terms hereof;

(b)	The Sale Shares, when transferred to the Purchaser as provided in this Agreement, will be free of any charges, Encumbrances, and rights of any other third parties, free of restrictions on transfer, except for restrictions on transfer under the Shareholders Agreement, the articles of association of the Company and any applicable securities law and regulation.

(c)	Each Transaction Document to which the Company is a contracting party when executed will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms and conditions.

(d)	No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, from any governmental authority or any other person (other than the approvals of the Board) is required for the execution, delivery and performance by the Company of the Transaction Documents, except as specifically provided herein.

(e)	The entry into and/or performance of its obligations under this Agreement does not and will not violate: (i) any law, or regulation, or any order, decree or judgment of any court, or any governmental authority, or regulatory authority in any jurisdiction to which it is a party or subject; (ii) any agreement, instrument, or document to which it is a party or that is binding on it or on its assets or undertaking; or (iii) any provision of its constitutional documents.

(f)	No order for bankruptcy, winding-up, liquidation, judicial management, or similar events has been made or petition presented against the Company. Additionally, no any person has threatened to present such an order or petition, nor has the Company made any composition with its creditors or requested a suspension of payment on its debts, nor has a moratorium been agreed or declared in respect of, or affecting, all or a material part of any Company indebtedness, nor have any other actions been taken in relation to the appointment of an administrator, liquidator, receiver, administrative receiver, compulsory manager or any provisional liquidator (or equivalent in any other jurisdiction) (or other process whereby the business is terminated and the assets of the Company are distributed amongst the creditors or shareholders or any other contributors). There are no proceedings under any applicable insolvency, reorganization, or similar laws in any relevant jurisdiction, nor have any events occurred that would justify such proceedings under applicable laws and the Company is not aware of any potential insolvency issues; and

Schedule 1 to SPA

(g)	No distress, execution, or other similar process has been levied on any asset owned or used by the Company. Additionally, no person has threatened any such distress, execution or other similar process, nor has an official assignee or similar officer been appointed concerning any of its assets.

4.	COMPLIANCE

(a)	To the knowledge of the Vendors, the Company is not currently in violation or has been in violation, of any applicable law or regulation, or of any agreement to which any one of them is a party that has a material adverse effect on the ability of the Company to conduct its business or any transactions contemplated in the Transaction Documents.

(b)	All returns, particulars, resolutions, and documents required by any applicable legislations and regulations to be filed with the relevant government departments and authorities in connection with the Company have been duly filed and are correct in all material respects.

(c)	The Company has obtained all necessary approval, if any, for enabling it to carry on its current business and in the manner in which such business is now carried on and all such necessary approvals are valid and subsisting, and the Company is not aware of any reason why any of them should be suspended, cancelled, or revoked, or should not be renewed or reissued upon or prior to their expiry.

5.	ACCOUNTS

(a)	The Accounts:

(i)	have been prepared in accordance with HKFRS for Private Entities issued by HKICPA and the Hong Kong Companies Ordinance (Cap. 622), using suitable accounting policies and estimates;

(ii)	show a true and fair view of the assets, liabilities, and state of affairs of the Company as at the Accounts Date, and of the profits and losses of the Group and the Company for the financial year ending on the Accounts Date;

(iii)	comply with all applicable law legal requirements;

(iv)	(save as the Accounts expressly disclosed) are not affected by any event or circumstance outside the ordinary course of business, nor by any other factor rendering them unusually high or low, and have not in relation to the statement of comprehensive income, been affected by any unusual or non-recurring item; and

Schedule 1 to SPA

(v)	(save as the Accounts expressly disclosed) have been prepared using the same estimation techniques and accounting policies as those adopted in the preparing of the Company’s previous accounts.

(b)	Since the Accounts Date:

(i)	the business of the Company has been carried on in the ordinary course to maintain its status as a going concern; and

(ii)	there has been no event, change, or occurrence that, individually or together with any other events, change or occurrence, has, or would, or could reasonably be expected to have, a material adverse effect on or cause a material adverse change to the financial or trading position or prospects of the Company.

(c)	Having regard to the purpose for which they were prepared, the Management Accounts:

(i)	reasonably reflect the financial affairs of the Company as of the date to which they have been prepared and its results for the period covered by the Management Accounts; and

(ii)	are not inaccurate or misleading in any material respect.

(d)	All debts (less any specific provision made) due to the Company are included in the Accounts and all debts now due to the Company have either been realized prior to the date hereof or are expected to within three months after the date hereof realize their full amount in cash. All creditors of the Company have been paid in the normal course of business, subject to the Company using all reasonable endeavors to collect outstanding amounts.

(e)	The accounting and other books and records of the Company have been properly written up and accurately present and reflect in accordance with generally accepted accounting principles and standards, all the transactions entered into by the Company or to which it has been a party.

6.	ASSETS

The Company owns or has the right to use all material assets required for the conduct of its business or for any transactions contemplated in the Transaction Documents. All material assets owned by the Company are free and clear of all encumbrances, and there are no pending claims or dispute regarding ownership of such assets.

7.	REAL PROPERTY

(a)	Summary details of all the real property leased by the Group, if any, are included in the Disclosed Documents (the “Real Properties”). The Company does not own any real property.

(b)

Schedule 1 to SPA

(c)	So far as the Vendor is aware, no action, claim, proceeding, demand, dispute, or liability (contingent or otherwise) against the Company concerning any of the Real Properties is outstanding or anticipated.

(d)	In relation to each of the Real Properties:

(i)	it is held under the terms of the lease disclosed or summarized in the Disclosed Documents, and no licenses or collateral assurances, undertakings or concessions have been made by any party to the lease;

(ii)	the Company has paid the rent and all other sums payable under the lease on the due dates for payment, and the last demand for rent was unqualified, and each lease is valid and in full force;

(iii)	the Company has observed and performed the covenants and conditions contained in the lease in all material respects, has received no complaint regarding any alleged breach of any of such covenants and conditions, and the Company is not in dispute with the landlord in relation to any lease-related matters;

(iv)	So far as the Vendor is aware, the landlord has observed and performed the covenants and conditions contained in the lease in all material respects;

(v)	there are no rent reviews currently outstanding or under negotiation.

8.	INTELLECTUAL PROPERTY

(a)	All of the intellectual property used by the Company in the course of its business is either:

(i)	legally and beneficially owned by the Company and free from any Encumbrance; or

(ii)	licensed to the Company under a valid and enforceable intellectual property license.

(b)	The Company has not received any written notice that the activities of the Company infringe the intellectual property of any third party, and the Company has not given written notice to any third party that such third party is infringing the intellectual property owned by the Company (if any).

(c)	To the knowledge of the Vendor, the activities of the Company do not and the carrying on of the Company’s business (as carried on in the previous three years) do not infringe and have not infringed, nor will they result in any claim of infringement concerning any intellectual property of any third party.

(d)	Each element of Information Technology is legally and beneficially owned the Company or validly licensed to the Company pursuant to a written agreement, in each case free from Encumbrances.

Schedule 1 to SPA

9.	MATERIAL CONTRACTS

(a)	There are no outstanding obligations related to:

(i)	any guarantee of or security for any overdraft, loan, or loan facility granted given by any person to the Company, or for the performance of any other obligation of the Company;

(ii)	any guarantee, performance guarantee, bond, or contract for indemnity, or for suretyship, or security for any overdraft, loan, or loan facility given by the Company.

(iii)	any material contract under which the Company is obligated or has agreed to: (A) acquire any business or form a partnership with another person; (B) incur any material capital expenditure; or (C) disposed of or realize any material asset or any interest therein;

(iv)	any contractual or other arrangement or otherwise between the Company and any party which contains a right for the other party to terminate it as a result of the sale and purchase provided for in this Agreement, or which conflicts with any other provision herein;

(v)	any other agreement or arrangement to which the Company is a party that has, or is likely to have a material adverse effect on the financial or trading position or prospects of the Company; and

(vi)	any liability, obligation or commitment of material kind (other than those listed above) on the Company (including a capital commitment) which: (A) has not been incurred in the ordinary course of business; or (B) is, or is likely to be, of major significance to the Company.

(b)	The Company is not in breach of any contract, in any material respect to which it is a party (a “Contract”), and so far as the Company is aware, no other party to a Contract is in breach of a Contract in any material respect.

(c)	There are no existing contracts or arrangements to which: (A) the Company; or (B) any client, customer, supplier, agent, or distributor of the Company, is a party and in which:

(i)	in respect of (A) and (B), any of its directors and/or any person connected with any of them has an interest; and

(ii)	in respect of (A) only, its shareholders and/or any person connected with any of them is a party.

(d)	Any agreements between the Company, on the one hand, and:

(i)	a shareholder of another member of the Group, or

(ii)	a director of any other member or shareholder of the Group,

on the other hand, are at arm’s length and do not contain any onerous or unusual provisions.

Schedule 1 to SPA

10.	EMPLOYEES AND PENSIONS

(a)	The Company has:

(i)	in relation to each of its employees and former employees, complied with its obligations under all applicable laws; and

(ii)	discharged fully its obligations to enroll employees in the medical insurance plan offered by the Company.

(b)	The Company has at all relevant times complied with its obligations under applicable law to enroll any employee or officer (including former employee or officer) in a pension scheme, specifically under the Mandatory Provident Fund Scheme in accordance with the Mandatory Provident Fund Schemes Ordinance (Cap.485 of the Laws of Hong Kong).

(c)	The Company has duly complied with its obligations under any pension scheme, and all amounts due under such scheme have been paid in full when due.

(d)	All key employees of the Company have entered into a standard confidentiality agreements with the Company and to the knowledge of the Vendor, none of these employees are in breach of such agreements.

11.	LITIGATION AND COMPLIANCE WITH LAW

(a)	Litigation

Save in respect of debt collection in the ordinary course of business:

(i)	neither the Company nor any person for whom the Company may be vicariously liable or otherwise is engaged in or the subject of any litigation, arbitration, prosecution or other legal proceedings (each a “Legal Proceeding”). No Legal Proceedings are threatened against or contemplated by the Company, and no event has occurred or taken place which may reasonably be expected to give rise at any time to any Legal Proceeding; and

(ii)	there are no claims or actions (whether criminal or civil) in progress, pending, or threatened against the Company, any of its assets, or any of its directors.

(b)	Investigations

So far as the Company is aware, the Company is not or has not been subject to any investigation, inquiry, or disciplinary proceeding by any governmental authority in any jurisdiction that would have a material adverse effect on the business of the Company.

(c)	Compliance with law

The Company has prior to the date of this Agreement, in all material respects conducted its business in compliance with all applicable laws.

Schedule 1 to SPA

12.	DATA PRIVACY

(a)	The Company has complied, in all material respects, with all applicable laws and regulations binding on the Company that govern the collection, use, processing, possession, disclosure, handling, and protection of Personal Data (“Data Protection Laws”). For the purpose of this Agreement, “Personal Data” refers to any information related to any identified or identifiable natural person and any other additional data deemed as personal data under the applicable personal data protection laws, including “personal data” as interpreted according to the Personal Data (Privacy) Ordinance (Cap. 486 of the laws of Hong Kong).

(b)	The Company has established and maintains a system of internal controls that are reasonably designed to ensure compliance in all material respects by the Company with all applicable Data Protection Laws.

(c)	The Company has not suffered any personal data breach as to which Data Protection Laws would require the Company to notify individuals whose information was compromised in such breach.

(d)	The Company has not received any notice from any governmental authority: (i) alleging material non-compliance with any Data Protection Laws; or (ii) notifying the Company of any material regulatory investigation by a governmental authority regarding non-compliance with any Data Protection Laws by the Company’s business.

13.	INSURANCE

(a)	The Company has obtained all insurances required by law (if any) to be effected by it.

(b)	The Company has, and at all material times has had, valid insurance coverage in respect of its type or types of business and assets from a reputable and solvent insurer:

(i)	against all risks (including product liability) that are typically insured against by companies engaging in the same type of businesses as the Company; and

(ii)	for the full replacement value of its assets, and for such amount in respect of its business that would be considered prudent under the circumstances.

(c)	All insurance policies taken out in connection with the business or assets of the Group have been disclosed to the Purchaser, are written in the name of the Company, are in full force and effect and all premiums have been paid, and are not subject to any special or unusual terms or restrictions, or to any premium in excess of the normal rate; and the Company has not taken any action or has omitted to do anything which might render any of those policies void or voidable.

(d)	No claims under any insurance policy taken out in connection with the business or assets of the Company are outstanding and so far as the Company is aware, there are no circumstances likely to give rise to such claims, and the Company has maintained all necessary documentation related to these policies.

Schedule 1 to SPA

14.	ENVIRONMENTAL REGULATIONS

(a)	The Company, along with every person for whose default it may be vicariously liable, has complied with all applicable legislation, licences, consents, and permissions relating to environmental matters.

(b)	Neither the Company nor any person for whose default it may be vicariously liable is subject to any actions, claims, or proceedings relating to environmental matters, nor are any such actions, claims, or proceedings is threatened against or expected by the Company or any such person.

(c)	There has been no disposal, spillage, or leak of waste or hazardous or toxic substances or material on, or emission or discharge of waste or hazardous substances from any property now or previously owned, occupied or used by the Company.

(d)	There is no material liability on the part of the Company to remediate, repair, reinstate, or clean up any property currently or previously owned, occupied, or used by the Company.

(e)	No circumstances exist whereby the Company would be likely to be required to institute an environmental audit or take such other steps that may be likely to result in any actual or contingent material liability to remediate, repair, reinstate or clean up any property currently or previously owned, occupied, or used by the Company.

(f)	The Company has Disclosed the results of all environmental audits known to the Company relating to any property currently or previously owned, occupied, or used by the Company.

15.	TAXATION

(a)	The Accounts contain full provision for all taxation, including deferred or provisional taxation, that is liable to be assessed on the Company for the accounting period ended on the Accounts Date, or for any subsequent period (on the basis of the rates of tax and taxation statutes in force at the Accounts Date) covering any transactions, events, or omission occurring, or any income, or profits, or gains earned, accrued, or received by the Company on or prior to the Accounts Date, or for which the Company is accountable up to such date. All contingent liabilities for taxation have been provided for or disclosed in the Accounts.

(b)	Since the Accounts Date, no further liability or contingent liability for taxation has arisen except as a result of trading activities conducted in the ordinary course of its business.

(c)	All returns made by the Company for taxation purposes were accurate at the time of submission and remain correct and appropriately based. All other information supplied to the Inland Revenue Department or other fiscal authority for such purpose was accurate when supplied and remains correct and on a proper basis and such returns include all returns and information which the Company ought to have made or given and are not subject to any dispute with the Inland Revenue Department or any other relevant fiscal authority at the date hereof. There are no facts or matters that might result in any such dispute or any taxation liability (present or future) not provided for in its audited accounts.

Schedule 1 to SPA

(d)	The Company has paid all taxation for which it is liable to account to the Inland Revenue Department or other fiscal authority by the due date for payment thereof and is not liable to pay any penalties or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholdings in respect or on account of taxation which it is required or entitled by any relevant legislation, from any payments made by it including, but not limited to, interest, annuities or other annual payments, royalties, rent, remuneration payable to employees or sub-contractors or payments to a non-resident. Where appropriate, the Company has accounted in full to the relevant fiscal authority for any taxation so deducted or withheld and maintains documentation to support these transactions.

16.	ANTI-BRIBERY AND CORRUPTION

(a)	Neither the Company nor any officer, employee, or representative of the Company has, either in private business dealings or in dealings with the public or government sector, directly or indirectly given, made, offered or received or agreed (either themselves or in agreement with others) to give, make, offer or receive any payment, gift, or other advantage that: (A) would violate any applicable law; (B) was intended to, or did, influence any person to act or reward any person for acting in breach of an expectation of good faith, impartiality or trust, or which it would otherwise be improper for the recipient to accept; (C) was made to or for a public official with the intention of influencing them and obtaining or retaining an advantage in the conduct of business; or (D) which a reasonable person would otherwise consider to be unethical, illegal or improper, (collectively referred to as a “Corrupt Act”).

(b)	Neither the Company nor any officer, employee, or representative of the Company has (in relation to the affairs of the Company or the affairs of the customers or suppliers or contacts of the Company), whether acting as principal or agent, received, agreed to receive, or attempted to receive the benefits of or profits from a crime or any Corrupt Act, nor agreed to assist any person in retaining such benefits or profits from a crime or any Corrupt Act.

(c)	The Company has not been investigated (or is being investigated or is subject to a pending or threatened investigation), nor is involved in an investigation (as a witness or suspect) in relation to any of the matters outlined in paragraphs (a) or (b) above by any law enforcement, regulatory or other governmental agency, or any customer or supplier. Additionally, the Company has not admitted to, nor has it been found by a court in any jurisdiction to have engaged in, any Corrupt Act, nor has it been debarred from bidding for any contract or business.

17.	MISCELLANEOUS

(a)	The Vendor has no interest in any other company or business that has a close trading relationship with or is in competition with the Company. The Vendor has not disclosed any of the financial or trade secrets of the Company, except where necessary for the proper conduct of the Company’s business.

(b)	The Vendor shall procure that the Warranties set out in this Schedule are true and accurate and not misleading as at the time of Completion and on the basis that any reference to the actual time of Completion shall be substituted for any express or implied reference to the time or date of this Agreement. Upon Completion, the Vendor shall be deemed to have repeated the same on such basis accordingly at Completion as well as at the date hereof.

Schedule 1 to SPA

IN WITNESS whereof the Parties entered into this Agreement the day and year first above written.

Vendor A

SIGNED BY	)
CHEN Dongbin (陳東濱))
	)	/s/ CHEN Dongbin

Signature Page to SPA

IN WITNESS whereof the Parties entered into this Agreement the day and year first above written.

Vendor B

SIGNED BY	)
LAU Cho (劉草))
	)	/s/ Lau Cho

Signature Page to SPA

IN WITNESS whereof the Parties entered into this Agreement the day and year first above written.

Purchaser

SIGNED BY	)
for and on behalf of	)	/s/ Ling Ngai Lok
SOLOWIN HOLDINGS	)	Name: Ling Ngai Lok
	)	Title: Chief Executive Officer

Signature Page to SPA